Exhibit 99

PRIME MERIDIAN HOLDING COMPANY REPORTS

THIRD QUARTER RESULTS

TALLAHASSEE, FL., November 17, 2014 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (the “Company”), the parent bank holding company for Prime Meridian Bank (the “Bank”), today announced financial results for the quarter ended September 30, 2014. The Company reported net earnings of $295,000, or $0.17 per basic and diluted share, compared to net earnings of $287,000, or $0.19 per basic and diluted share, for the quarter ended September 30, 2013. Despite higher net earnings for the quarter ended September 30, 2014 versus the same period a year ago, the Company reported a decrease in earnings per share for the third quarter of 2014 due to a higher number of shares outstanding. The company commenced a public stock offering on December 11, 2013, and has sold 320,456 additional shares of common stock as of September 30, 2014. For the first nine months of 2014, the Company reported net earnings of $460,000, or $0.28 per basic and $0.27 per diluted share, compared to net earnings of $851,000, or $0.57 per basic and $0.56 per diluted share, for the same period in 2013.

Compared to the third quarter of 2013, net earnings were positively impacted by a $315,000, or 17.9%, increase in total interest income and a $46,000, or 28.6% increase, in noninterest income, partially offset by a $221,000, or 17.8%, increase in noninterest expense.

The $391,000 decrease in earnings for the first nine months of 2014 versus the comparable period in 2013 is primarily attributable to a $394,000 increase in the loan loss provision, a $208,000, or 28.9%, decrease in noninterest income related primarily to a $246,000 gain on sale of an SBA loan in 2013, and an $876,000, or 24.5%, increase in noninterest expense as the Company continues to position itself for future growth and expansion.

For the nine months ended September 30, 2014, the annualized Return on Average Assets was 0.29% and the annualized Return on Average Equity was 3.23%, compared to 0.63% and 7.03%, respectively, for the nine months ended September 30, 2013.

The Bank’s third quarter earnings rebound, following a second quarter loss due to an impaired commercial real estate loan, reflects the soundness of our organization, coupled with the client-centric focus and tenacity of the Bank’s team.

“Our year-to-date net loan growth through September 30, 2014 of just over 18% is an impressive performance in any environment.” says Prime Meridian Bank CEO, Sammie D. Dixon, Jr. “It is even more significant when considering that our net interest rate margin has increased two basis points to 3.55% in the nine months ended September 30, 2014 compared to the same period in 2013, while we are experiencing increased competition from credit unions and banks that continue to trim margins to achieve similar growth in the current low-yield rate environment.

“We are moving forward with optimism,” continued Dixon.

The Bank’s relationship management team – under the direction of seasoned banking executive Nan Hillis — is fully engaged with current clients and prospects in a campaign to continue to drive growth.

“We continue to be pleased with the progress the Bank is making, our increased market share, and enhancements in our core banking team,” said Dixon.

Discussion of Operating Results

Net Interest Income

Net interest income was $1.9 million for the quarter ended September 30, 2014, compared to $1.6 million for the quarter ended September 30, 2013, a 20.0% increase quarter over quarter due to a 17.9%, or $315,000 increase in total interest income and a 2.4%, or $4,000, decrease in total interest expense. The increase in loan interest income was driven by higher loan balances as average loans increased 20.0% from $116.2 million for the three months ended September 30, 2013 to $139.4 million for the three months ended September 30, 2014. Also contributing to the increase in total interest income were modest gains in income from securities due to higher yields. Interest expense was $161,000 for the three months ended September 30, 2014, compared to $165,000 for the three months ended September 30, 2013. The decrease in interest expense is due to a lower interest rate environment and a shift from interest-bearing to noninterest-bearing deposits.

For the first nine months of 2014, net interest income grew $845,000, or 18.5%, bolstered by higher interest income on loans and modest gains in income from securities. Interest income on loans, excluding loans held for sale, grew 15.5% as average loan balances increased 19.4% year over year from $110.0 million for the nine months ended September 30, 2013 to $131.4 million for the nine months ended September 30, 2014. Reductions in rates paid on interest bearing liabilities and a shift in the deposit base towards a higher percentage of noninterest bearing accounts also contributed to higher net interest income.

Noninterest Income

Noninterest income for the three months ended September 30, 2014 totaled $207,000, an increase of $46,000, or 28.6%, from the three months ended September 30, 2013. The increase primarily reflects higher service charges and fees on deposit accounts and increases in mortgage banking revenue.

For the nine months ended September 30, 2014, noninterest income was $511,000, a $208,000, or 28.9%, decrease from the nine months ended September 30, 2013. Increases in service charges and fees on deposit accounts and other income were offset by lower mortgage banking revenue and no income from gain on sale of SBA loans compared to a $246,000 gain reported in 2013.

Noninterest Expense

Noninterest expense increased $221,000, or 17.8%, from the three months ended September 30, 2013 to the three months ended September 30, 2014, primarily attributed to higher payroll expenses and professional fees. Full-time equivalent employees have increased from thirty-four at September 30, 2013 to forty-one at September 30, 2014, as the Bank continues to position itself for future expansion, while the increase in professional fees relates to increased legal and accounting expenses associated with SEC reporting.

For the nine months ended September 30, 2014, noninterest expense increased $876,000, or 24.5%, to $4.4 million. The increase is primarily attributable to higher payroll expenses and professional fees, as aforementioned.

Discussion of Financial Condition

At September 30, 2014, the Company reported $204.5 million in total assets, $179.3 million in deposits, and $143.7 million in portfolio net loans. This compares to $206.5 million in total assets, $183.4 million in deposits, and $121.2 million in portfolio net loans as of December 31, 2013. The decrease in deposits and assets is attributed to the anticipated withdrawals from a political action committee account since the beginning of the year. Excluding the effect of this one account, deposits have grown by more than $17 million since December 31, 2013.

Loan growth has been strong in 2014 across all sectors. The composition of the Bank’s loan portfolio consisted of the following at September 30, 2014 and December 31, 2013 (in thousands):

	September 30, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total
Commercial real estate	$49,172	33.7%	$44,796	36.4%
Residential real estate and home equity	48,189	33.1%	38,571	31.4%
Construction	18,226	12.5%	12,933	10.5%
Commercial	27,856	19.1%	24,651	20.0%
Consumer	2,383	1.6%	2,072	1.7%

Total Loans	$145,826	100.00%	$123,023	100.00%
Less:
Net deferred loan fees	(62)		(69)
Allowance for loan losses	(2,028)		(1,734)

Loans, net	$143,736		$121,220

Loans totaling $242,000 were deemed to be impaired under the Bank’s policy at September 30, 2014, while loans totaling $382,000 were deemed to be impaired under the Bank’s policy at December 31, 2013. During the three months ended September 30, 2014, the Bank charged off $531,000 in connection with a previously disclosed impaired commercial real estate loan in the original amount of $1.4 million. The remaining balance of $872,000 was moved to other real estate owned during the quarter. This combined with a $2,000 nonaccruing consumer loan and troubled debt restructurings of $179,000 brought our nonperforming assets total to $1.1 million. Overall, the quality of the Bank’s loan portfolio is strong, as nonperforming assets (including troubled debt restructurings) represent only 0.52% of total assets. The strength of our loan portfolio can be attributed to prudent underwriting standards, experienced loan officers, diligent monitoring of the loan portfolio, and close client relationships.

The provision for loan losses for the quarters ended September 30, 2014 and 2013 was $206,000 and $80,000, respectively. The increase in the provision relates to strong loan growth from the second quarter of 2014 to the third quarter of 2014, compared to the same periods in 2013. Management believes the allowance for loan losses, which was $2.0 million or 1.39% of gross loans, at September 30, 2014 is adequate to cover losses inherent in the loan portfolio.

Total stockholders’ equity increased from $16.4 million as of December 31, 2013 to $20.9 million as of September 30, 2014, and the book value per share was $11.49 as of September 30, 2014, compared to $10.92 at December 31, 2013. Equity capital has increased in 2014 due to retention of earnings as well as additional capital raised in our public stock offering. At September 30, 2014, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.05%, a 12.64% Tier 1 Risk-Based Capital Ratio, and a 13.84% Total Risk-Based Capital Ratio, well above the current capital minimum ratios to be considered “well capitalized.”

About Prime Meridian Holding Company

Prime Meridian Holding Company, headquartered in Tallahassee, Florida, offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state chartered non-member bank. The Bank, founded in 2008, serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida, South Georgia, and South Alabama markets. The Bank has two office locations, both in Tallahassee, and forty-one full time equivalent employees as of September 30, 2014. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Forward-Looking Statements

This Shareholder Letter may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Rule Form 424 filing and Prospectus, dated September 27, 2014, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Cash & cash equivalents	8,047	34,166
Securities available for sale	43,238	44,071
Loans, held for sale	1,971	150
Loans, net	143,736	121,220
Federal Home Loan Bank stock	186	204
Premises & equipment, net	3,630	3,757
Deferred tax asset	274	426
Other real estate owned	872	—
Accrued interest receivable	571	516
Bank-owned life insurance	1,601	1,562
Other assets	339	401

Total Assets	204,465	206,473

Liabilities and Stockholder’s Equity
Noninterest-bearing demand deposits	45,324	59,011
Savings, NOW and money-market deposits	120,871	109,760
Time deposits	13,078	14,594
Other borrowings	2,692	5,719
Official checks	981	636
Other liabilities	587	392

Total Liabilities	183,533	190,112

Total Stockholders’ Equity	20,932	16,361

Total Liabilities and Stockholder’s Equity	204,465	206,473

Prime Meridian Holding Company and Subsidiary

Consolidated Statements of Earnings

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Interest income:
Loans	$1,836	$1,556	$5,171	$4,453
Securities	230	190	680	605
Other	12	17	54	39

Total interest income	2,078	1,763	5,905	5,097

Interest Expense:
Deposits	154	150	468	491
Other borrowings	7	15	29	43

Total interest expense	161	165	497	534

Net interest income	1,917	1,598	5,408	4,563
Provision for loan losses	206	80	797	403

Net interest income after provision for loan losses	1,711	1,518	4,611	4,160

Noninterest income:
Service charges and fees on deposit accounts	32	25	107	71
Gain on sale of SBA loans	—	—	—	246
Mortgage banking revenue	107	76	235	263
Income from bank-owned life insurance	13	16	39	42
Gain on sale of securities available for sale	18	14	18	14
Other income	37	30	112	83

Total noninterest income	207	161	511	719

Noninterest expense:
Salaries and employee benefits	829	674	2,454	1,944
Occupancy and equipment	243	256	664	662
Professional fees	65	15	326	103
Other	326	297	1,003	862

Total noninterest expense	1,463	1,242	4,447	3,571

Earnings before income taxes	455	437	675	1,308
Income taxes	160	150	215	457

Net earnings	295	287	460	851

Basic earnings per share	$0.17	$0.19	$0.28	$0.57
Diluted earnings per share	$0.17	$0.19	$0.27	$0.56

Prime Meridian Holding Company and Subsidiary

Financial Highlights (unaudited)

(Dollars in Thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Per Share Data:
Earnings per share - Basic	$0.17	$0.19	$0.28	$0.57
Earnings per share - Diluted	$0.17	$0.19	$0.27	$0.56
Book value per share	$11.49	$10.80	$11.49	$10.80
Weighted average basic shares outstanding	1,785,900	1,498,113	1,671,877	1,497,490
Weighted average diluted shares outstanding	1,787,693	1,500,013	1,687,323	1,513,108
Selected Performance Ratios and Other Data:
Return on average assets(1)	0.56%	0.62%	0.29%	0.63%
Return on average equity(1)	5.72%	7.17%	3.23%	7.03%
Average yield on earning assets	4.12%	3.93%	3.87%	3.94%
Net interest margin	3.80%	3.57%	3.55%	3.53%
Net charge-offs (recoveries) to average loans	0.38%	(.01%)	0.38%	0.02%
Stockholders’equity to total assets	10.24%	8.50%	10.24%	8.50%
Tier 1 leverage capital ratio (Bank)	9.05%	8.74%	9.05%	8.74%
Tier 1 risk-based capital ratio (Bank)	12.64%	12.93%	12.64%	12.93%
Total risk-based capital ratio (Bank)	13.84%	14.18%	13.84%	14.18%
Nonaccrual loans (in thousand)	$2	$—	$2	$—
Total nonperforming assets (excluding TDRs)	$874	$—	$874	$—
NPAs (excluding TDRs) / Assets	0.43%	0.0%	0.43%	0.0%
NPAs (including TDRs) / Assets	0.52%	0.0%	0.52%	0.0%

[1]	ROAA and ROAE are annualized

CONTACT:	Kathy Jones, Chief Financial Officer
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com